Sandler O'Neill
2009 East Coast Financial Services Conference
November 12, 2009

MutualFirst Financial
Symbol: MFSF

MutualBank

Go ahead...live a better life!

Forward Looking Statement

This presentation contains statements which constitute forward looking statements within the meaning of the Private Securities Litigation ReformAct of 1995. These statements may appear in a number of places in this presentation and include statements regarding the intent, belief, outlook, estimate or expectations of the company, its directors or its officers primarily with respect to future events and the future financial performance of the company, including but not limited to preliminary estimated ProForma combined financial information. Readers of this presentation are cautioned that any such forward looking statements are not guarantees of future events or performance and involve risk and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. These factors include, but are not limited to, the possibility that the expected cost savings, synergies and other financial benefits from the MFB acquisition might not be realized within the anticipated time frames and costs or difficulties relating to integration matters might be greater than expected changes in interest rates; the loss of deposits and loan demand to competitors; substantial changes in financial markets; changes in real estate values and the real estate market; or regulatory changes.

The Company does not undertake - and specifically disclaims any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

MutualBank
Go ahead...live a better life!

MutualBank Today

- Headquartered in Muncie, Indiana
- $1.4 billion in assets
- $1.1 billion in net loans
- Greater than $1 billion in deposits
- 450 staff members
- 71,000 households
- Over 170,000 account holders
- 33 full-service financial centers
- Trust offices in Hamilton and Montgomery County
- Loan Origination office in Berrien County, Michigan


St. Joseph
Elkhart
Kosciusko
Wabash
Grant
Delaware
Montgomery
Hamilton

MutualBank
Go ahead...live a better life!

Loan Mix


100.00%
80.00%
60.00%
40.00%
20.00%
0.00%
17.59%
27.87%
54.77%
18.44%
27.69%
47.53%
30.45%
24.06%
44.72%
6/30/07
6/30/08
9/30/09
Commercial
Consumer
Mortgage

MutualBank
Go ahead...live a better life!

Loan Characteristics

Mortgage Loans

- Average Loan - $75,000
- Average LTV - 66%
- 81% above a 700 credit score

Commercial Loans

- Largest Relationship - $7.8 million
- 8 Relationships > $5 million
- Development & Construction Loans - 10% of total commercial portfolio

Consumer Loans

- Average Loan - $16,000
- Average FICO - 732
- Home Equity 40.6% of Consumer Portfolio
- RV 31.5% of Consumer Portfolio
- Boat 17.8% of Consumer Portfolio

MutualBank
Go ahead...live a better life!

Current Market Comparisons

Return on Average Assets	MFSF	SNL Microcap Bank & Thrift Index
9/30/09	0.23%	(1.44)%
Return on Average Equity	MFSF	SNL Microcap Bank & Thrift Index
9/30/09	3.48%	(16.29)%
Non-Performing Assets to Assets	MFSF	SNL Microcap Bank & Thrift Index
9/30/09	2.74%	4.28%
Net Charge Offs/Average Loans	MFSF	SNL Microcap Bank & Thrift Index
9/30/09	0.50%	2.08%
Price to Tangible Book Value	MFSF	SNL Microcap Bank & Thrift Index
9/30/09	53.8%	108.3%

Source: SNL

MutualBank
Go ahead...live a better life!

MutualFirst Financial
Symbol: MFSF

Dave Heeter
President and CEO

MutualBank
Go ahead...live a better life!